Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

MASTER LOAN AGREEMENT

This Master Loan Agreement (“Agreement”) is made on this 12th day of October, 2025 (“Effective Date”) by and between

1.	Empery Digital Inc., a corporation, organized and existing under the laws of the State of Delaware with its principal place of business at 3121 Eagles Nest Street, Suite 120, Round Rock, TX 78655, as borrower (the “Borrower”); and

2.	Two Prime Lending Limited, a limited company and existing under the laws of British Virgin Islands with its principal place of business at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, and company number 2132193 , as Lender (the “Lender”).

RECITALS

Subject to the terms and conditions of this Agreement, the Borrower may, from time to time, seek to initiate funding from the Lender and the Lender may (but shall not be obliged to) extend a Loan to the Borrower subject to, amongst others, the provision of Collateral as further set out in this Agreement. The Borrower will pay certain fees, including a Loan Fee and repay the Loans to the Lender in accordance with the terms of this Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, it is agreed as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a pre-existing token.

“Applicable Airdrop” means an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method (as opposed to, for example, a distribution to every wallet of the relevant Digital Asset, or a distribution that depends on a wallet of the relevant Digital Asset meeting a threshold requirement).

“Applicable Law” means each of the following including any amendments thereto throughout the term of this Agreement, to the extent applicable: any and all supranational, national, state, provincial, or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with) and mandatory written direction from, any Governmental Authority, including export laws, sanctions, regulations and all federal and state statutes or regulations relating to digital tokens, cryptocurrency, banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices, anti- corruption, trade compliance, anti-money laundering, terrorist financing, know your customer, securities, commodities, derivatives, other financial products or services, privacy or data security. 1

“Authorisation” means an authorisation, consent, approval, permit, resolution, license, exemption, filing, notarisation, lodgement or registration.

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“Authorized Agent” has the meaning set forth in Schedule 1.

“Blended Spot Price” means a weighted average price of the Digital Asset(s) as measured by reference to the spot rate published on Coinbase Pro, or if such Digital Asset is not listed on Coinbase Pro, then the spot rate published on BRTI (CME CF Bitcoin Real Time Index) or as published on such other exchanges, trading platforms or market data providers that have been agreed between Borrower and Lender.

“Blockchain” means a type of distributed ledger technology (which may be public or private) which records and shares data as a chain of transactions across multiple data stores (from which data is unable to be removed) which are collectively maintained by a distributed group of computer nodes, which may utilize cryptographic algorithms to create new additions to the chain of transactions, and for which the computer nodes may be rewarded by the award of Digital Assets and/or the payment of a transaction fee by the persons seeking to add to the chain of transactions.

“Borrower’s Account” has the meaning set forth in clause 3(b).

“Borrower’s Holding Asset” means to the aggregate Digital Assets in the Lender’s Account.

“Business Day” means a day (other than a Saturday, Sunday or any date on which commercial banks in New York City are authorized or required by law to remain closed) on which commercial banks are open for general business in New York City.

“Business Hours” means between the hours of 8:00 am to 8:00 pm on a Business Day.

“Call Option” means the option granted by the Borrower to the Lender to, at any time, demand immediate repayment of all or a portion of the Loan Balance in accordance with the terms of this Agreement.

“Close of Business” means 8:00 pm on any Business Day.

“Close Out” means, in relation to a Trade, to close out (including entering into of equal and opposite transactions), unwind, cancel, allow to expire or otherwise terminate such Trade.

“Collateral” means the collateral set out in the relevant Loan Term Sheet and Utilization Request, securing the applicable loan and either held in the Lender’s Account or in another account subject to a tri-party account control agreement in accordance with Schedule 3, clause 1(a).

“Collateral Call Level” means, with respect to any Loan, the percentage set forth in the applicable Loan Term Sheet and Utilization Request.

“Collateral Level” means the ratio (expressed as a percentage) of the value of the Collateral at the Blended Spot Price to the value of the Loan.

“Collateral Refund Level” means, with respect to any Loan, the percentage set forth in the applicable Loan Term Sheet and Utilization Request.

“Digital Asset(s)” means an asset that has value and can be owned but has no inherent physical presence which may include New Tokens, virtual commodities existing on one or more centralized or decentralized Blockchain or distributed ledger technology networks, including, without limitation, those commonly known as “digital assets”, “digital tokens”, “digital payment tokens”, “Stablecoins”, “cryptocurrencies”, “appcoins” or “protocol coins”, tokens or coins. Digital Assets include virtual commodities as they might exist on any “forked” or alternative version of any Blockchain protocol on which the Digital Asset is based. Blockchain-based Digital Assets may use cryptographic algorithms to secure their chain of transactions as well as to control the creation of new Digital Assets.

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“Digital Asset Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Asset on the applicable Digital Asset’s Blockchain.

“Early Termination Fee” means, with respect to any Loan, the fee amount set forth in the applicable Term Loan Sheet and Utilization Request.

“Event(s) of Default” has the meaning set forth in clause 11.

“Extended Facility Termination Date” has the meaning given in clause 19(i).

“Facility Termination Date” means (i) initially, the Initial Facility Termination Date and (ii) immediately after giving effect to any extension of the Initial Facility Termination Date by Borrower in accordance with clause 19(i), the Extended Facility Termination Date.

“First Utilization Date” means the first utilization date of a Loan.

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender does not have a Call Option.

“Fixed Term Loan with Call Option” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender has a Call Option.

“Fixed Term Loan with Prepayment Option” means a Fixed Term Loan with a pre-determined Maturity Date and where the Borrower has a Prepayment Option and Lender does not have a Call Option.

“Force Majeure Event” means any failure, interruption or delay in the performance of obligations under this this Agreement or related documents resulting from any acts, events or circumstances not within the Lender’s reasonable control including, without limitation, changes in the functioning or features of the Digital Assets or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Digital Assets; changes in Applicable Law; cybersecurity attacks, hacks or other intrusions, loss or theft of Digital Assets at any time; unavailability or malfunction of wire, communications or other technological systems; suspension or disruption of trading markets or exchanges; requisitions; failure of utility services; global or local pandemics; fire; flooding; adverse weather conditions or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies or the default.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hard Fork” means a permanent divergence in the Blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a new token).

“Hedging Gains” means any gains actually received by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its reasonable discretion).

“Hedging Losses” means any losses, liabilities, costs, fees or expenses incurred by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its reasonable discretion).

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“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Initial Collateral Level” means, with respect to any Loan, the percentage set forth in the applicable Loan Term Sheet and Utilization Request.

“Initial Facility Termination Date” has the meaning given in clause 19(i). “Invoice Amount” has the meaning set forth in clause 4(e).

“Late Fee” has the meaning given in clause 4.

“Lender’s Account” means the account designated by the Lender for repayment of the Loan Balance or any portion thereof set forth in the applicable Loan Term Sheet and Utilization Request or as otherwise designated in writing by the Lender to the Borrower by delivering notice in accordance with clause 18.

“Liquidation Costs” means all costs to, and fees or charges charged by, the Lender (as determined by the Lender in its reasonable discretion) in respect of its activities undertaken pursuant to clause 12 upon an Event of Default or Close Out, including but not limited to the reasonable and documented cost and expenses (including reasonable and documented out-of-pocket legal fees) incurred by the Lender in connection with the enforcement or preservation of its rights under the Loan Documents, the Liquidation Fee and, as the case may be, the Loan Fee.

“Liquidation Fee” means, with respect to any Loan, the liquidation fee amount set forth in the applicable Loan Term Sheet and Utilization Request.

“Liquidation Level” means, with respect to any Loan, the percentage set forth in the Loan Term Sheet and Utilization Request.

“Loan” means a Fixed Term Loan, a Fixed Term Loan with Prepayment Option or a Fixed Term Loan with Call Option, in each case funded in USD by the Lender to the Borrower pursuant to the terms of this Agreement, until repaid in full in USD to Lender in accordance with the terms of this Agreement.

“Loan Availability Period” means the period from the date hereof through and including the earliest of: (a) the date on which the Loan Commitments have been funded in full in accordance with clause 3(a), (b) the date on which the Loan Commitments have been terminated in full in accordance with clause 19(i) and (c) October 9, 2026.

“Loan Commitment” has the meaning set forth in clause 3(a) hereof.

“Loan Balance” means all amounts owing under the Loan Documents, including New Tokens, Loan Fees, outstanding Late Fees, any Early Termination Fee or any other loan fees under and in connection with a New Token in respect of a particular Loan.

“Loan Documents” means this Agreement and all Loan Term Sheet and Utilization Requests entered into between Lender and the Borrower.

“Loan Fee” has the meaning set forth in clause 4(a).

“Loan Fee Period” has the meaning set forth in clause 4(a).

“Loan Term Sheet and Utilization Request” means the agreement between Lender and the Borrower on the particular terms of a Loan and a request by Borrower for such Loan, which shall be memorialized in an agreement in substantially the form attached hereto as Schedule 2 or in any other form approved by Lender (as may be amended and supplemented from time to time pursuant to the terms of this Agreement).

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“Master Loan” means a Loan granted pursuant to this Master Loan Agreement.

“Material Adverse Effect” means, with respect to the Borrower or the Lender, as the context requires, a material adverse effect on:

(a)	the business or financial condition of such person; or

(b)	the ability of the Borrower or Lender to perform their respective obligations under the Loan Documents; or the validity or enforceability of, or the effectiveness or ranking of any Collateral granted or purported to be granted pursuant to any of the Loan Documents or the rights or remedies of the Lender under any of the Loan Documents.

“Material Indebtedness” has the meaning set forth in clause 11.

“Maturity Date” means, with respect to any Loan, the date set forth in the applicable Term Sheet and Utilization Request; provided that in no event shall the Maturity Date of any Loan extend beyond the Facility Termination Date (which for the avoidance of doubt may be extended in accordance with clause 19(i)); provided, further, that the Maturity Date of each Loan shall automatically be extended to the Extended Facility Termination Date in connection with any extension of the term of this Agreement by Borrower pursuant to clause 19(i).

“New Token” means any incremental tokens generated as a result of a Hard Fork of any Collateral in the Digital Asset protocol or an Applicable Airdrop.

“Open Loan” means a Loan without a Maturity Date where the Borrower has a Prepayment Option and Lender has a Call Option.

“Party” means either the Borrower or the Lender, as the context requires; and “Parties” means each of them.

“Potential Event of Default” means an event which, with the giving of notice, lapse of time or expiry of any applicable grace period, would constitute an Event of Default.

“Prepayment Option” means an option granted to the Borrower to repay the Loan prior to the relevant Maturity Date in accordance with the terms of this Agreement and without incurring Early Termination Fees.

“Prepayment Request” has the meaning set forth in clause 3(c)(iii) hereof.

“Price Exposure Hedging” means any hedging transaction(s) entered into, placed or executed by the Lender relating to price exposure in respect of any or all the Borrower’s Holding Asset and/or Collateral (as applicable) under this Agreement, including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.

“Recall Amount” has the meaning set forth in clause 3(c)(ii) hereof.

“Recall Delivery Day” has the meaning set forth in clause 3(c)(ii) hereof. “Register” has the meaning set forth in clause 19(c) hereof.

“Request Day” has the meaning set forth in clause 3(b) hereof.

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“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation;

(c)	of whose dividends or distributions the first-mentioned company or corporation is entitled to receive more than half; or

(d)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being “controlled” by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Trades” means any trades or transactions in Digital Assets or derivatives entered into by the Borrower hereunder (including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.).

“Transferee” has the meaning set forth in clause 19(c) hereof.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.

“Utilization Date” means, with respect to any Loan, date on which a Loan is to be made pursuant to the terms of this Agreement.

2.	Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a)	a Loan Document or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended or restated from time to time (whether or not the relevant amendment, novation, supplement, extension or restatement was contemplated at the date of this Agreement));

(b)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(c)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(d)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any Governmental Authority;

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(e)	a provision of law is a reference to that provision as the same may have been, or may from time to time hereafter be, as amended or re-enacted;

(f)	words importing the plural shall include the singular and vice versa;

(g)	a time of day is a reference to Eastern Standard time;

(h)	The determination of the extent to which a rate is for a period equal in length to an interest period shall disregard any inconsistency arising from the last day of that interest period being determined pursuant to the terms of this Agreement.

(j)	Section, clause and Schedule headings are for ease of reference only;

(k)	Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement; and

(l)	US$, US Dollars, USD and dollars denote the lawful currency of the United States of America.

3.	General Loan Terms

(a)	Loans

Subject to the terms and conditions hereof and, with respect to any Loan, the applicable Loan Term Sheet and Utilization Request, Lender hereby commits to extend or otherwise fund to Borrower, at any time during the Loan Availability Period, in one or more draws, delayed draw term Loans in an aggregate principal amount not to exceed $100,000,000 (the “Loan Commitment”). Each Loan shall (i) be in a minimum principal amount of $5,000,000 and (ii) reduce the aggregate Loan Commitment by an equivalent amount. Once borrowed and repaid or prepaid in accordance with the terms of this Agreement, such Loan shall not be re-borrowed.

(b)	Loan Disbursement Procedure

From time to time during the term of this Agreement, on a Business Day during Business Hours (a “Request Day”), an Authorized Agent of the Borrower may, by email notification to the Lender at the Lender’s email address set forth in clause 18 (or such other address provided in writing pursuant to clause 18) deliver a Loan Term Sheet and Utilization Request, requesting from the Lender a Loan in an aggregate principal amount, together with the principal amount of all other Loans issued pursuant to this clause 3(b), not to exceed the Loan Commitment. Provided that the Lender receives such Loan Term Sheet and Utilization Request prior to 3:00 pm on a Request Day, the Loan shall be funded (subject to the last paragraph of this clause 3) on such Request Day (or such later date specified in the Loan Term Sheet and Utilization Request as the First Utilization Date), otherwise such Loan shall be funded on the first Business Day following such Request Day (or such later date specified in the Loan Term Sheet and Utilization Request as the First Utilization Date).

If the Lender requires any amendments to the proposed terms of any Loan Term Sheet and Utilization Request in respect of any Loan, the Lender shall provide written notice of such request to the Borrower. Upon the Borrower’s acceptance of the amended terms in its sole discretion, the Lender and the Borrower shall enter into a mutually agreed Loan Term Sheet and Utilization Request in respect of such Loan.

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The specific and final terms relating to the Loan Amount, First Utilization Date and the exact number of BTC required to satisfy the Initial Collateral Level of each Loan shall be memorialized using the Loan Term Sheet and Utilization Request, which shall be duly executed and validly delivered by both the Borrower and Lender after such final terms of each such Loan have been mutually agreed to between the Parties, and in each case, prior to the delivery of the Collateral for such Loan. The Lender and Borrower each acknowledge and agree that all other terms of each Loan have been mutually agreed, as reflected in the form of Loan Term Sheet and Ulitilization Request attached hereto as Schedule 2.

In the event of a conflict between this Agreement and a Loan Term Sheet and Utilization Request, the terms in the Loan Term Sheet and Utilization Request shall govern the relevant Loan.

On or prior to the First Utilization Date specified a Loan Term Sheet and Utilization Request duly executed and delivered by both the Borrower and the Lender, the Borrower shall commence transmission of the amount of Collateral calculated in accordance with the Loan Term Sheet and Utilization Request to the Lender’s Digital Asset Address specified in the Loan Term Sheet and Utilization Request (or such other Digital Asset Address provided in writing to Borrower after receipt of a Loan Term Sheet and Utilization Request and prior to such transmission). As promptly as practicable after the Lender’s receipt of the Collateral (but in no event later than (x) if Collateral is delivered on or prior to 3:00 pm of such Business Day, on the same Business Day and (y) if such Collateral is delivered after 3:00 pm of such Business Day or on a day that is not a Business Day, on the immediately succeeding Business Day), the Lender shall fund the proceeds of the Loan to the account designated by the Borrower in the applicable Loan Term Sheet and Utilization Request (or such other account designated in writing by the Borrower to the Lender by delivering notice in accordance with clause 18) (the “Borrower’s Account”) for Master Loans, as set forth in the Loan Term Sheet and Utilization Request.

(c)	Loan Repayment Procedure
(i)	Loan Repayment

Unless otherwise specified in clauses 3(c)(ii) and 3 (c)(iii) below, the Borrower shall repay the entire Loan Balance of each Loan by Close of Business on the earlier of: (a) the Maturity Date of such Loan; (b) the Recall Delivery Day (if applicable, as defined below) for such Loan; and (c) the Redelivery Day (if applicable, as defined below) for such Loan.

All repayments and prepayments of the Loan Balance under the Loan Documents shall be repaid to the Lender’s Account.

The Borrower shall repay the Loan in USD, unless the prior written consent of the Lender has been obtained for the repayment in any Digital Asset.

(ii)	Call Option

For Loans in which the Lender has a Call Option, the Lender may at any time, by email notification to the Borrower, demand for prompt repayment of all or a portion of the Loan Balance in USD (each a “Recall Amount”). The Borrower will, unless otherwise extended by the Lender, repay the Recall Amount on the applicable Loan directly to Lender’s Account by Close of Business within 7 days of such email notification (each a “Recall Delivery Day”). In relation to a Recall Amount that is only a portion of the outstanding Loan, the Borrower shall repay that Recall Amount on the Recall Delivery Day and the remaining principal amount of the Loan (and any other applicable Loan Balance) shall be repaid on the earlier of (a) the applicable Maturity Date; and (b) the next applicable Recall Delivery Day.

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(iii)	Prepayment Option

For Loans in which the Borrower has a Prepayment Option, the Borrower may, by email notification to the Lender at the Lender’s email address set forth in clause 18 (or such other address provided in writing pursuant to clause 18) during Business Hours on any Business Day (each a “Prepayment Request”), request to repay any Loan prior to the Maturity Date. The Borrower shall provide the Prepayment Request at least two Business Day prior to the date on which the Borrower proposes to repay all or a portion of such Loan, or such shorter time period that may be agreed by the Lender (each a “Redelivery Day”).

The Borrower’s exercise of its Prepayment Option shall not relieve it of any of its other obligations herein, including without limitation its payment of any outstanding Loan Fees and Late Fees.

In relation to a Prepayment Request for only a portion of any Loan, the Borrower shall prepay such amount on the Redelivery Day and the remaining principal amount of the Loan (and any other applicable Loan Balance) shall be repaid on the earlier of (a) the applicable Maturity Date; and (b) the next applicable Redelivery Day.

4.	Loan Fees and Transaction Fees
(a)	Loan Fee

Unless otherwise agreed, the Borrower shall pay to the Lender a loan fee on each Loan (the “Loan Fee”) at the rate as set out in the relevant Loan Term Sheet and Utilization Request. The Loan Fee shall accrue from and including the First Utilization Date and to but not including the date on which such Loan is repaid in full (the “Loan Fee Period”) and shall be payable monthly in arrears on the last Business Day of each month (“Loan Fee Payment Date”). The Loan Fee shall be calculated on the aggregate outstanding principal amount of each Loan. The Loan Fee shall be calculated and paid in USD.

Loan Fee = Amount of outstanding Loan x Loan Fee Rate (as set out in the relevant Loan Term Sheet and Utilization Request) x (Loan Fee Period /360).

Any Loan Fee will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of a 360 days. The Lender shall provide the Borrower with the calculation upon request and no later than five Business Days prior to each Loan Fee Payment Date.

Any determination by the Lender of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b)	Late Fee

If the Borrower fails to pay any amount payable by it (including any Loan Fees) under a Loan Document on its due date (including, a Loan Fee Payment Date, the Maturity Date or a Recall Delivery Day, as applicable, but not any Redelivery Day), late fees shall accrue on each Unpaid Sum (or, as the case may be, the balance thereof outstanding) from its due date up to the date of actual payment (both before and after judgment) at a rate which is 5 percent per annum. Any late fees accruing under this clause shall be immediately payable by the Borrower on demand by the Lender. Late fees (if unpaid) accruing on an Unpaid Sum will be compounded with the Unpaid Sum on a daily basis but will remain immediately due and payable.

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(c)	Early Termination Fees

The Borrower shall, in addition to the aggregate outstanding amount of the Loan, pay to the Lender an Early Termination Fee in the event that:

(i)	a Fixed Term Loan in respect of which the Borrower does not have a Prepayment Option is repaid prior to the Maturity Date on the Borrower’s request and the Lender provides written consent to such request.

The Early Termination Fee shall not apply:

(ii)	if the Borrower repays the Loan in the event of a Hard Fork in accordance with clause 6,

(iii)	if the Lender exercises the Call Option in accordance with clause 3(c)(ii), or

(iv)	if a prepayment is made in accordance with clause 3(c)(iii) for Loans where the Borrower has a Prepayment Option.

Any Early Termination Fees shall be paid to the Lender, at the same time as and together with, the repayment of the applicable Loan.

(d)	Liquidation Fee

Borrower shall, in addition to the aggregate outstanding amount of the Loan, pay to the Lender a Liquidation Fee in the event a Loan is terminated or repaid (i) as a result of an Event of Default, or (ii) following a Close Out. Any Liquidation Fees shall be paid to the Lender, at the same time as and together with, the repayment of the Loan.

(e)	Payment of Fees

An invoice for the Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent to the Borrower before the last seven Business Days of a calendar month and shall include any outstanding Loan Fees and Late Fees. The Invoice Amount shall be paid by the Borrower on the earlier of the date falling (i) five days following receipt of an invoice from Lender and (ii) the termination of a Loan. Any Early Termination Fees shall be paid, at the same time as and together with, the repayment of the Loan.

Any Loan Fee, Late Fee, and Early Termination Fees and/or Liquidation Fee (if applicable) shall be payable, unless otherwise agreed by the Parties in the Loan Term Sheet and Utilization Request, in USD.

5.	Tax gross-up
(a)	Tax gross-up

All payments to be made by the Borrower to the Lender under the Loan Documents shall be made free and clear of and without any Tax Deduction, unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

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If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(b)	Tax indemnity

Without prejudice to clause 5 (a), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Loan Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, it shall immediately advise the Borrower.

6.	Hard Fork (only applicable to Master Loans)
(a)	Notification

In the event of a public announcement of a future Hard Fork or an Airdrop in the Blockchain for the Collateral, the Lender shall provide email notification to the Borrower.

(b)	No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork in the Blockchain for any Collateral or an Airdrop in respect of any Collateral, any outstanding Loans will not be automatically terminated.

(c)	[Reserved].

(d)	The Borrower’s Right to New Tokens.

If a Hard Fork occurs with regard to Digital Asset(s) held as Collateral, the Lender will have up to 60 days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to the Borrower. If sending the New Tokens to the Borrower is burdensome (as determined by the Borrower acting in its reasonable discretion), upon the Borrower’s written consent , the Lender can make a one- time reimbursement to the Borrower for the value of the New Tokens in the same Collateral reflecting the amount of the New Tokens using the Blended Spot Price. In all cases, the Lender will be solely responsible for payment of all additional costs incurred by any transfer method other than returning the New Tokens to the Borrower, including but not limited to technical costs, third party fees, and tax obligations for the transaction, including but not limited to a tax gross- up payment.

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7.	Parties’ Representations and Warranties

The Parties hereby make the following representations, warranties and agreements to the other Party on the date of this Agreement and the representations and warranties are deemed to be repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(a)	It is a limited liability corporation or corporation, as applicable, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It is capable of being sued in its own right.

(d)	The obligations expressed to be assumed by it in each Loan Document to which it is a party are legal, valid, binding and enforceable obligations (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies).

(e)	The entry into and performance by it of, and the transactions contemplated by, the Loan Documents do not and will not conflict with:

(i)	any Applicable Law;

(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, if such conflict, default or termination event has or is reasonably likely to have a Material Adverse Effect.
(f)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents.

(g)	[Reserved].
(h)	It is a sophisticated party and has the knowledge, expertise and experience in financial matters to evaluate the risks involved in the transactions contemplated in the Loan Documents.

(i)	[Reserved].

(j)	[Reserved].

(k)	Neither party shall rehypothecate or trade any Collateral. Collateral shall be held in a segregated wallet in account of Lender or at agreed upon custodian in a Tri-Party account in name of Borrower.

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8.	Borrower’s Representations and Warranties

The Borrower hereby make the following representations and warranties to the Lender on the date of this Agreement and the representations and warranties are deemed to be repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(a)	All Authorisations necessary for the conduct of the business, trade and ordinary activities have been obtained or effected and are in full force and effect;

(b)	No limit on the Borrower’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Loan Documents to which it is a party.

(c)	It is not required under the law of the jurisdiction where it is incorporated or resident or at the address specified in any Loan Document to make any deduction for or on account of Tax from any payment the Borrower may make under any Loan Document.

(d)	No Event of Default and no Potential Event of Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Loan Document.

(e)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(f)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been filed or threatened in writing against it.

(g)	No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it.

(h)	It is acting for its own account.

(i)	Neither it nor any of its assets are immune to any legal action or proceeding.

(j)	It is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.

(k)	It has or will have at the time of transfer of any Collateral, have the legal and beneficial ownership and the right to transfer the Collateral to the Lender subject to the terms and conditions hereof. The security over the Collateral has or will have first priority ranking and it is not subject to any prior ranking security.

(l)	It has delivered to the Lender a copy of the most recent unaudited consolidated financial statements and its consolidated subsidiaries, including a balance sheet as at the end of the period covered thereby, and each of said statements and the related notes thereto are complete and correct and fairly present the consolidated financial condition and results of operations and its consolidated subsidiaries, all in conformity with generally accepted accounting principles consistently applied.

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9.	Borrower’s Covenants

The undertakings in this clause 9 remain in force from the date of this Agreement for so long as any amount is outstanding under the Loan Documents.

(a)	The Borrower shall promptly:

a. obtain, comply with and do all that is necessary to maintain in full force and effect; and b. upon the request of the Lender, supply certified copies to the Lender of:

i.	any Authorisation required under any Applicable Law to:

1.	enable it to perform its obligations under the Loan Documents;

2.	ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document; and

3.	carry on its business as it is being conducted,

have been obtained and in full force and effect, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall comply in all respects with all laws (including but not limited to any anti-money laundering, anti-terrorism and sanctions laws) to which it may be subject.

(c)	The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Loan Documents rank at least with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

(d)	The Borrower shall, as soon as the same becomes available but in any event within 150 calendar days after the end of each fiscal year, deliver to the Lender a copy of its annual report containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized. The Borrower shall be deemed to represent and warrant, at the time of such delivery, that the statements and the related notes thereto are complete, correct and fairly presents the consolidated financial condition and results of its and its subsidiaries operations and drawn up and prepared in conformity with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, documents required to be delivered pursuant to this clause (d) shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, (ii) on which such documents are posted on the Borrower’s behalf on DebtDomain, SyndTrak or another relevant website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Lender), or (iii) by the filing of any Form 10-K, 10-Q or 8-K, as applicable, as publicly filed with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

(e)	The Borrower shall comply with all provisions set out in Schedule 3 (Master Loan).

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11.	Borrower’s Default

Any of the following events shall constitute an event of default, and shall be herein referred to as an “Event(s) of Default”:

(a)	the failure by the Borrower to repay any Loan on the Maturity Date or any earlier date on which such Loan becomes due and payable under this Agreement;

(b)	the failure by the Borrower to pay any and all Loan Fees, Late Fees, or to remit any New Tokens or pay any New Token Fee in accordance with clause 4 and such failure continues for a period of 5 Business Days;

(c)	the Borrower fails to respond to the First Notification within the First Notification Period;

(e)	in respect of a Master Loan only:

(i)	the Borrower fails to transfer Collateral as required by with clause 3(b) or Schedule 3 (Master Loan);

(ii)	the Borrower fails to deliver the Additional Collateral in accordance with Schedule 3 (Master Loan) by the end of the Second Notification Period;

(iii)	the occurrence of any Liquidation Event that extends beyond the Cure Period in accordance with Schedule 3, clause 2(k);

(iv)	the Borrower fails to agree to the replacement of any Digital Asset constituting Collateral with the Lender within 24 hours of the Lender’s notification and fails to prepay all or a portion of the Loan Balance pursuant to Schedule 3 (Master Loan) clause (1)(b); or

(v)	the Borrower fails to replace the Collateral with a different Digital Asset (as agreed between the Lender and the Borrower) within the stipulated time period set out in Schedule 3 (Master Loan) clause (1)(b)(i);

(f)	a moratorium is declared in respect of any indebtedness of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(g)	any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments in connection with a moratorium of any indebtedness, winding- up, dissolution, administration, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iii)	enforcement of any security over any material portion of the assets of the Borrower, or any analogous procedure or step is taken in any jurisdiction. Clause 11 (g) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

(h)	any expropriation, attachment, sequestration, execution or other enforcement action or any analogous process in any applicable jurisdiction affects any material asset(s) of the Borrower;

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(i)	the Borrower fails to comply, in any material respect, with any other material provision(s) contained in the Loan Documents;

(j)	the Borrower is:

(i)	is unable or admits inability to pay its debts as they become absolute and matured;

(ii)	is deemed (by a court of competent jurisdiction in a final non-appealable judgment), or is declared to, be unable to pay its debts under Applicable Law;

(iii)	suspends or threatens to suspend making payments on any of its Material Indebtedness; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to delaying payment on the principal amount of any of its Material Indebtedness;

(k)	the fair market saleable value of the assets of the Borrower (on a going concern basis) is less than its liabilities (taking into account contingent and prospective liabilities);

(l)	any representation or statement made or deemed to be made by the Borrower in any of the Loan Documents is or proves to be incorrect or misleading when made or deemed to be made; provided that, if capable of being remedied, such representation or warranty (if untrue) shall remain incorrect for thirty (30) days after receipt by the Borrower of written notice thereof from the Lender;

(m)	it is or becomes unlawful for the Borrower to perform any of its obligations under the Loan Documents (other than immaterial obligations that do not adversely affect the Lender);

(n)	any obligation or obligations of the Borrower under the Loan Documents ceases to be legal, valid and binding or enforceable (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies);

(o)	the Borrower rescinds or threatens to rescind or repudiates or threatens to repudiate a Loan Document or any obligations hereunder;

(p)	any foreign exchange controls or regulations are imposed that shall have the effect of prohibiting, or materially delaying the remittance of any amount (including Digital Assets) due under the Loan Documents;

(q)	Any Material Indebtedness of the Borrower and/or any of its Affiliates:

(i)	is not paid when due nor within any originally applicable grace period; or

(ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described)

“Material Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money with an aggregate principal amount greater than or equal to $20,000,000.

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Upon the occurrence of an Event of Default, the Borrower shall give prompt written notice to the Lender upon becoming aware of such Event of Default. Notwithstanding any provisions in this Agreement, the Lender shall only be required to make payment, deliver or fulfill any obligations owed to the Borrower hereunder if a Potential Event of Default has not occurred and no Event of Default is continuing in respect of the Borrower. An Event of Default shall be deemed to be continuing unless it has been waived.

12.	Remedies

(a)   On and at any time after the occurrence of an Event of Default (in respect of the Borrower) which is continuing, the Lender may, acting in its reasonable discretion:

(i)	declare the entire or any part of the Loan Balance outstanding for the Loan together with accrued Loan Fees and all other amounts accrued or outstanding under the Loan Documents immediately due and payable whereupon they shall become immediately due and payable;

(ii)	declare the entire or any part of the Loan Balance outstanding for the Loan together with accrued Loan Fees and all other amounts accrued or outstanding under the Loan Documents be payable on demand.

(iii)	[reserved].

(iv)	in respect of a Master Loan only:

Initiate a sale of any Collateral for a Loan from the collateral account to the Lender’s operating account for any non-payment, liability, obligation, or indebtedness created by the Loan, provided that the excess proceeds from the sale of the Collateral shall be returned the Borrower, together with a proof of such sale, or, where the Lender elects to undertake a Price Exposure Hedging, at a time in the Lender’s absolute discretion, and provided in either case that the proceeds of any sale shall be:

(A)	net of all transaction costs and expenses to the Lender and be reduced by any Liquidation Costs; and

(B)	be adjusted to take into account any Hedging Gains or any Hedging Losses arising from any Price Exposure Hedging undertaken by the Lender;

The Borrower shall have no right to determine the Digital Assets to be sold or the order, manner or price of the sale. Lender shall act in a commercially reasonable manner and provide full details of any sale, hedge or other calculation, including the time and price.

(b)    Notwithstanding anything to the contrary contained in this Agreement, the sole recourse of the Lender shall be limited to enforcement against the Collateral then securing the Loans to recover any obligation due from the Borrower to the Lender under the Loan Documents.

(c)	Set Off

(i)	The Lender may, without notice, set-off any obligation due from the Borrower under the Loan Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, the currency or type of digital asset in which the obligation is owed. If the obligations are in different currencies or in digital assets, the Lender may convert either obligation at a market rate of exchange in its usual course of trading for the purpose of the set-off.

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(ii)	For clarity, the Collateral shall be deemed an obligation owed by the Lender to the Borrower for the purpose of this set-off clause and the Lender may (but shall not be obliged to) sell the Collateral to recover any obligation due from the Borrower to the Lender under the Loan Documents.

13.	Parties’ Limitation of Liability

Under no circumstances shall either Party be responsible or liable for any indirect, special, incidental, consequential or punitive losses, claims, awards and proceedings, nor any loss of profits, expectation of profit, business, revenue or anticipated savings, loss of information, interruption to business or damage to goodwill in any way whatsoever in each case arising from Lender’s actions, inactions or omissions under or relating to any Loan Documents.

14.	Lender’s limitation of liability
(a)	Nothing in this Agreement shall constitute the Lender acting as a trustee, fiduciary or an advisor to the Borrower.

(b)	The Lender shall not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever arising out of the Borrower’s actions, inactions or omissions hereunder, including errors (including errors of transmission), inaccuracies, changes in market conditions or other circumstances, whether or not within the Lender’s control.

(c)	The Lender (i) will not be liable for any loss that arises from a default by, and (ii) shall not be responsible for monitoring the performance or conduct of any counterparty, custodian, any sub- custodian or any other person or entity, which holds Digital Assets or other assets on the Borrower’s behalf or for the benefit of the Borrower, provided that (if applicable) the Lender had taken reasonable care in its choice or recommendation of such third party.

(d)	The Lender will not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever which arise as a result of a Force Majeure Event or a change to its policies or procedures which the Lender has determined (in its reasonable discretion) have been required to account for change in Applicable Law or for the purposes of reducing or eliminating any legal, regulatory, operational, security or reputational risks. In such a case and subject to Clause 12 above, the Lender’s obligations will be suspended for so long as the Force Majeure Event continues or any change in its policies or procedures remain in effect.

(e)	The Lender will not be responsible or liable for any losses which results from unauthorized use of, or access to, Two Prime Trading system, by the Borrower or using the Borrower’s Account, credentials or access of which the Borrower will promptly notify the Lender.

(f)	The benefit of the limitation of liability provisions in this section shall apply severally to the Lender, each its Affiliates, and each of the Lender’s or it’s Affiliates’ partners, directors, officers, employees and any person controlled by or controlling the Lender.

15.	Instructions to the Lender
(a)	The Lender shall be entitled to assume that any instructions or requests received by it from an Authorized Agent of the Borrower are duly given in accordance with the terms of the Loan Documents and unless it has received notice of revocation, that those instructions or requests have not been revoked.

(b)	The Lender is entitled to act upon instructions (“Valid Instructions”) from an Authorized Agent via the electronic means advised by the Lender. The Lender will act in accordance with the Valid Instructions in a reasonable and proper manner, upon such timeframes as advised by the Lender to the Borrower from time to time. If any Valid Instructions are incomplete, unclear, ambiguous, and/or in conflict with other Valid Instructions, the Lender may refrain from acting until any incompleteness, lack of clarity, ambiguity or conflict has been resolved to its satisfaction.

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(c)	The Lender may reject or decide, in its absolute discretion, without any liability on its part, not to act on any Valid Instruction (i) based on the Lender’s applicable policies and procedures, including the results of its transaction monitoring and screening procedures, (ii) where the Lender reasonably doubts the contents, authorisation or origination of the Valid Instruction or compliance with the Lender’s policies and procedures and (iii) if in the Lender’s opinion it is outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

16.	Governing Law; Dispute Resolution
(a)	This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

17.	Confidentiality

(a)	Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this clause 17, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

(b)	Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this clause 17.
(c)	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

(d)	The provisions of this clause 17 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or Governmental Authority with jurisdiction over said Party (including in connection with the filing of any Form 10-K, 10-Q or 8-K, as applicable, as publicly filed with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions); provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

(e)	The obligations with respect to Confidential Information shall survive for a period of two (2) years from the date of this Agreement. Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this clause 17; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal, compliance or administrative/managerial personnel of such Party and the confidentiality obligations of this clause 17 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

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18.	Notices
(a)	Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be delivered or sent by electronic mail (at such email addresses as a Party may designate in accordance herewith) as set forth below:

Borrower:

Empery Digital Inc

[***]

With a copy to (which shall not constitute notice):

[***]

Lender:

Two Prime Lending Limited

[***]

Either Party may change its address or email address by giving the other Party written notice of its new address or email address as herein provided.

(b)	Any communication to be made between any two Parties under or in connection with the Loan Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(c)	The Parties hereto agree that any electronic communication as specified in clause 18(a) above is an acceptable form of communication. Any notices or other communications (i) sent to an email address, to the extent sent to the proper email address provided for herein (or any replacement address for which proper notification has been provided to all other parties in accordance with clause 18(b) above) shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during Business Hours, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient (unless an acknowledgement has not been so received), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)	Any reference in a Loan Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 18.

19.	Miscellaneous
(a)	Amendments and Waivers

Any amendment or waiver of the Loan Documents shall be effective only with the written consent of the Lender and Borrower.

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(b)	Entire Agreement

This Agreement, each schedule referenced herein, and all Loan Term Sheet and Utilization Requests constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement.

(c)	Successors and Assigns

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that either Party may not assign this Agreement or any rights or duties hereunder without the prior written consent of the other Party (such consent to not be unreasonably withheld). Notwithstanding the foregoing, in the event of a change of control of Lender or the Borrower, such Party shall provide the other Party with written notice prior to such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from stockholders of the Party shares representing more than fifty percent per annum per annum (50 percent per annum per annum.) of the outstanding voting stock of such Party.

Neither this Agreement nor any provision hereof, nor any schedule hereto or document executed or delivered herewith, or Loan Term Sheet and Utilization Request hereunder, shall create any rights in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The Parties agree that neither Party’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of that Party’s obligations under this Agreement.

The Register. If Lender sells, assigns or otherwise transfers any of its rights to receive payments with respect to any obligations under this Agreement to another person or entity (a “Transferee”), then Borrower shall implement and maintain a register for the recordation of the names and addresses of Lender’s Transferees, the portion of the obligations assigned or transferred and the principal amounts (and stated interest) owing to Lender and any Transferee (the “Register”). The entries in the Register shall be conclusive, absent manifest error. Borrower, Lender and each Transferee shall treat the person or entity whose name is recorded in the Register pursuant to the terms hereof as the owner of its portion of such obligations for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer of any right to receive payments with respect to the obligations shall be effective until entered into the Register, which entry shall be made promptly upon Lender’s request. The Register shall be available for inspection by Borrower, Lender and any Transferee, at any reasonable time and from time to time upon reasonable prior notice. The Lender shall cooperate with Borrower in all respects, including by providing appropriate information, so that the Obligations are at all times in registered form within the meaning of Treasury Regulations Section 5f.103-1(c).

(d)	Severability of Provisions

Each provision of this Agreement shall be viewed as separate and distinct, and in the event that any provision shall be deemed by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, the arbitrator or court finding such illegality, invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to such provision. Any provision which cannot be so modified or reformed shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

(e)	Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

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(f)	Relationship of Parties

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of the Borrower and Lender.

No Waiver

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

(g)	Third party rights

Unless expressly provided to the contrary in a Loan Document a person who is not a Party has no right to enforce or enjoy the benefit of any term of this Agreement.

(h)	Termination

The term of this Agreement shall commence on the date hereof and extend until October 9, 2026 (the “Initial Facility Termination Date”), which Initial Facility Termination Date may, at the option of Borrower in its sole discretion, be extended to October 9, 2027 (the “Extended Facility Termination Date”), so long as Borrower provides notice of its intent to extend the contract to Lender no less than ten (10) days prior to the Initial Facility Termination Date. Notwithstanding the aforementioned, this Agreement may be terminated by a Party giving at least 30 days’ notice of termination to the other Party. The Loan Balance outstanding for all Loans together with accrued interest and all other amounts accrued or outstanding under the Loan Documents shall be immediately due and payable on the Facility Termination Date.

20.	Indemnification
(a)	Currency indemnity

If any sum due from the Borrower under the Loan Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

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(b)	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify the Lender and its Affiliate against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Potential Event of Default;

(ii)	any information provided or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower with respect to the transactions contemplated or financed under the Loan Documents;

(iv)	a failure by the Borrower to pay any amount due under a Loan Document on its due date;

(v)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Loan Term Sheet and Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

The Borrower shall promptly indemnify the Lender, each Affiliate and each officer or employee of the Lender, against any cost, loss or liability incurred by the Lender (or its Affiliate, officer or employee) in connection with or arising out of the use of proceeds under the Loan or the funding of the Loan or the transaction contemplated under and in connection with the Loan Documents, unless such loss or liability is caused by the gross negligence or willful misconduct of the Lender (or the employee or officer of the Lender). Any Affiliate, officer or employee of the Lender may rely on this clause 20 (b) and the provisions of the Third Parties Act.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

Two Prime Lending Limited

By: /s/ Alexander Blume

Name: Title:

Alexander Blume Authorized Signatory

Empery Digital Inc.

By: /s/ Ryan Matthew Lane

Name: Title:

Ryan Matthew Lane Co-CEO,Chairman

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SCHEDULE 1 (AUTHORIZED AGENTS)

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SCHEDULE 2

[FORM OF] LOAN TERM SHEET AND UTILIZATION REQUEST – MASTER LOAN

Reference is made to the Master Loan Agreement entered into by Two Prime Lending Limited (the “Lender”) and Empery Digital Inc. (the “Borrower”), as of October [ ], 2025 (the “Master Loan Agreement”). Terms used but not defined herein shall have the meanings set forth in the Master Loan Agreement.

The undersigned Authorized Agent of the Borrower hereby requests a Loan pursuant to the Master Loan Agreement on the following terms:

Borrowed Asset Type:	USD

Loan Amount:	$ ____________[7]

Loan Fee Rate:	6.5% per annum

Early Termination Fee:	0%.

Loan Type:	Fixed term Loan with Prepayment Option

First Utilization Date:	___________________, 20__

Maturity Date:	October 9, 2026 (subject to a one year extension at the election of Borrower in its sole discretion in accordance with clause 19(i) of the Master Loan Agreement)

Initial Collateral Level:	250%

Collateral:	Bitcoin (BTC)

Collateral Call Level:	175%

Collateral Refund Level:	345%

Liquidation Level:	150%

Liquidation Fee:	0.0% per annum

In accordance with clause 3(b) of the Master Loan Agreement, Borrower shall commence transmission of the amount of Collateral required by this Loan Term Sheet and Utilization Request to the Digital Address designated by the Lender set forth below and requests that the proceeds of the Loan described herein be disbursed to the Borrower’s Account specified forth below:

________________________

7 NTD: Amount not to exceed $100,000,000, in the aggregate for all Loans, and not less than $5,000,000.

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Lender’s Account designated by Lender Inc. for receipt of payments on Loan Balance	Borrower’s Account designated by Borrower for receipt of Loan Proceed

Account Title: Two Prime Lending Limited

For ACH Delivery:

Bank Routing Number: __________

Account Number: __________

Account Name: __________

For Wire Transfers:

Bank Routing Number: __________

SWIFT Code: __________

Bank Reference Address: __________

Account Number: __________

Account Name: __________

Account Title: Empery Digital Inc.

For ACH Delivery:

Bank Routing Number: __________

Account Number: __________

Account Name: __________

For Wire Transfers:

Bank Routing Number: __________

SWIFT Code: __________

Bank Reference Address: __________

Account Number: __________

Account Name: __________

Digital Asset Address designated by Lender for receipt of Collateral	Digital Asset Address designated by Borrower for receipt of Excess Collateral
Account Title: Two Prime Lending Limited BTC Address: [___][8]	Account Title: Empery Digital Inc. BTC Address: [___][9]

Accounts and addresses designated here can only be changed by written notice given to the other Party pursuant to clause 18 “Notices” of the Mater Loan Agreement.

___________

8 NTD: Lender to confirm.

9 NTD: Borrower to confirm.

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[Two Prime Lending Limited		Empery Digital Inc.

By:		By:

Name:	Alexander Blume	Name:	Ryan Lane

Title:	Chief Executive Officer ]	Title:	Co-CEO

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SCHEDULE 3 (MASTER LOANS)

1.	Collateral

(a)	The Borrower shall provide Collateral in Digital Assets with a value (expressed as a percentage) at least equal to the Initial Collateral Level of the Loan (the “Collateral Requirement”). Collateral shall always be valued at the Blended Spot Price. Reference to Collateral shall include any Additional Collateral (defined below) subsequently provided by the Borrower.

Lender shall initially take custody over Collateral until a third party custodian mutually agreeable to both Parties becomes operational. At such time, the Lender shall transfer all such Collateral to such third party custodian and enter into a tri-party account control agreement, in form and substance reasonably satisfactory to both Parties. No Collateral shall be transferred without the prior written consent of Borrower. The transfer of Collateral to a third party custodian will trigger a 50 basis point rate increase in the Loan Fee.

(a)	For the avoidance of doubt and notwithstanding that the Loan Term Sheet and Utilization Request sets out the type and amount of Collateral to be provided for each Loan, if the Lender (in its reasonable discretion) determines that there is any regulatory or liquidity risk in relation to, or litigation against the issuer of, the Digital Asset provided as Collateral, or in the event that the value of the Collateral for any Loan (based on the Blended Spot Rate) both (i) decreases by 25% or more within a twelve (12) hour rolling period and (ii) decreases by 25% from the Utilization Date of such Loan, the Lender shall have the right to, by notice to the Borrower, require the Borrower to:

(i)	replace such Collateral with a different Digital Asset (such Digital Asset to be agreed between the Lender and the Borrower and transferred to the Lender within 24 hours of such notification); and/or

(ii)	prepay, in cash, all or a portion of the Loan Balance on demand in an amount required to ensure that the Collateral Requirement with respect to any applicable Loan is satisfied.

If the Borrower replaces such Collateral pursuant to clause (b)(i) above, the Lender shall return the previous Collateral to the Borrower in accordance with clause (e) below.

(b)	The Collateral transferred by the Borrower to the Lender shall be for the account of the Lender in respect of the applicable Loan funded hereunder. The Borrower hereby pledges with, and collaterally assigns to, and grants the Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the funding of the Loan by the Lender to the Borrower and which shall cease upon the unconditional and irrevocable repayment of the Loan Balance.

(c)	If the Lender funds the Loan to the Borrower and the Borrower does not transfer Collateral sufficient to comply with the Collateral Level set forth in the Loan Term Sheet and Utilization Request within 12 hours of receipt of such Loan proceeds, the Lender shall (even where the Lender does not have a Call Option) have the right to demand that the Borrower repay the Loan immediately. If the Borrower transfers Collateral to Lender pursuant to this Schedule 3 (Master Loan) and the Lender does not fund the Loan to the Borrower within 12 hours of receipt of the Collateral, the Borrower shall have the right (even where the Borrower does not have a Prepayment Option) to demand that that Lender returns the Collateral to the Borrower. The Lender’s obligation to return the Collateral under this clause 1(d) shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.

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The Lender shall return to the Borrower the same amount and type of Collateral, including any Additional Collateral or Margin Call adjustments within 6 hours of the Lender’s confirmation that the Loan has been unconditionally and irrevocably repaid (the “Collateral Return Date”). The returned Collateral should be transferred into an applicable Digital Asset Address designated by the Borrower and notified to the Lender. The Lender’s obligation to return the Collateral under this clause 1(e) shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.

(d)	For each calendar day after the Collateral Return Date in which Lender has not returned the entirety of the Collateral, the Lender shall incur an additional nominal fee of 5 percent per annum on the value of all outstanding portions of the Collateral, which shall be payable in USD. Such fee shall be payable by the Lender to the Borrower on demand. Such fee (if unpaid) accruing on the value of all outstanding portions of the Collateral will be compounded on a quarterly basis but will remain immediately due and payable.

(e)	The Borrower understands that it is not entitled to receive any interest on any Collateral transferred to the Lender, unless otherwise agreed between the Parties in writing.

2.	Collateral Requirements

(a)	If during the term of a Loan, the Collateral Level falls below the Collateral Call Level, the Lender shall have the right to require the Borrower to contribute additional Collateral up to the Initial Collateral Level (the “Additional Collateral”).

(b)	In the event that the value of the Collateral increases such that the value of the Collateral to the Loan (expressed as a percentage) is above the Collateral Refund Level, the Borrower may request via email that the Lender returns to the Borrower a portion of the Collateral in excess of the Initial Collateral Level (“Excess Collateral”).

(c)	If the Lender requires the Borrower to contribute Additional Collateral, or if the Borrower requires the Lender to return Excess Collateral, such requesting party (the “Requesting Party”) shall send an email notification (the “First Notification”) to the other party setting out the information below (the “Details”):
(i)	the amount of the Loan,
(ii)	the amount of the Collateral,

(iii)	the Blended Spot Price, if applicable, and

(iv)	the amount of Additional Collateral required based on the Collateral Call Level or the amount of Excess Collateral required based on the Initial Collateral Level, if applicable.

(d)	The Borrower or, as the case may be, the Lender shall have twenty-four (24) hours from the time the requesting party sends such First Notification (the First Notification Period”) to:

(i)	respond and send the Additional Collateral to the Lender or return the Excess Collateral to the Borrower; or acting reasonably and in good faith, respond that the Collateral Level has changed sufficiently such that the transfer of Additional Collateral or the return of Excess Collateral (as applicable) is no longer required (a “Rejection”).

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(e)	The Borrower’s failure to respond to the First Notification within the First Notification Period will trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 12.

(f)	If the Borrower responds to the First Notification:

(i)	with a Rejection and the Collateral Level is still below the Collateral Call Level; or
(ii)	fails to provide the Additional Collateral by the end of the First Notification Period, the Lender shall send a second email notification (the “Second Notification”) to the Borrower setting out the relevant Details. The Borrower shall have another twelve(12) hours from the time the Lender sends the Second Notification (the “Second Notification Period”) to provide the Additional Collateral.

(g)	If the Additional Collateral is not received in the applicable Digital Asset Address designated by the Lender by the end of the Second Notification Period, this shall automatically trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 12.

(h)	If the Lender fails to respond to the First Notification within the First Notification Period, the Borrower shall be entitled to deduct from the amount owed by Borrower in respect of the applicable Loan issued hereunder an amount equivalent to the value of the unreturned Excess Collateral, and if the value of such Excess Collateral exceeds the outstanding amount of the appliable Loan, then Borrower shall have no further obligations in respect of the applicable Loan.

(i)	If the Lender responds to the First Notification:

(i)	with a Rejection and the Collateral Level is still above the Collateral Refund Level; or

(ii)	fails to return the Excess Collateral in the applicable Digital Asset Address designated by the Borrower by the end of the First Notification Period, the Borrower shall send a second email notification (the “Second Notification”) to the Lender setting out the relevant Details. The Lender shall have another twenty-four (24) hours from the time the Borrower sends the Second Notification (the “Second Notification Period”) to return the Excess Collateral.

(j)	If the Lender fails to respond to the Second Notification within the Second Notification Period, the Borrower shall be entitled to the right to deduct from the amount owed by Borrower in respect of the applicable Loan issued hereunder an amount equivalent to the value of such unreturned Excess Collateral, and if the value of such Excess Collateral exceeds the outstanding amount of the appliable Loan, then Borrower shall have no further obligations in respect of the applicable Loan.

(k)	Liquidation Level

If during the term of a Loan, the Collateral Level falls below the Liquidation Level (a “Liquidation Event”) and such Collateral Level remains below the Liquidation Level for twelve (12) consecutive hours after the Lender has provided notice of such Liquidation Event to the Borrower in accordance with clause 18 of this Agreement (the “Cure Period”), this shall automatically trigger an Event of Default and the Lender shall have the right to sell the Collateral in any manner and through any market or dealer (without prior notice to the Borrower) and shall be entitled to exercise its rights under clause 12 of this Agreement. The Borrower understands and agrees that it shall have no right or opportunity to determine the Digital Assets to be sold or the order, manner or price of sale. The Lender shall have no liability for any loss sustained by the Borrower in connection with such sale (or if the Lender delays affecting, or does not effect, such sale).Notwithstanding anything to the contrary herein, Borrower shall have the right, during any Cure Period, to deliver Additional Collateral to Lender in an amount sufficient to cure the Liquidity Event and in so doing, no Event of Default shall be deemed to have occurred and Lender shall not exercise any remedies pursuant to clause 12 of this Agreement.

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